UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.    )*

LDH Growth Corp I
(Name of Issuer)

Class A Ordinary Shares, par value $0.0001 per share
(Titles of Class of Securities)

G54094100
(CUSIP Number)

December 31, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out of a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G54094100	SCHEDULE 13G	Page 2 of 15

1	NAMES OF REPORTING PERSONS
LDH Sponsor LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Delaware limited liability company)

(1)
Consists of 5,660,000 Class A Ordinary Shares, par value $0.0001 per share (“Class A Ordinary Shares”), of LDH Growth Corp I (the “Issuer”) acquirable upon conversion of 5,660,000 Class B Ordinary Shares, par value $0.0001 per share (“Class B Ordinary Shares”) of the Issuer.

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 3 of 15

1	NAMES OF REPORTING PERSONS
Latin America Digital Holdings Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (exempted company incorporated in the Cayman Islands with limited liability)

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by LDH Sponsor LLC (“Sponsor”), a wholly owned subsidiary of Latin America Digital Holdings Ltd. (“LADH”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 4 of 15

1	NAMES OF REPORTING PERSONS
SBLA Holdings (Cayman) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by Sponsor, a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings (Cayman) L.P. (“SBLA Holdings”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 5 of 15

1	NAMES OF REPORTING PERSONS
SLA Investments IV LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Delaware limited liability company)

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by Sponsor, a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings, which is controlled and majority owned by SLA Investments IV LLC (“SLA IV”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 6 of 15

1	NAMES OF REPORTING PERSONS
SBLA Investments II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Delaware limited liability company)

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by Sponsor, a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings, which is controlled and majority owned by SLA IV, which is a wholly owned subsidiary of SBLA Investments II LLC (“SBLA II”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 7 of 15

1	NAMES OF REPORTING PERSONS
SBLA Latin America Fund LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Delaware limited liability company)

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by Sponsor, a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings, which is controlled and majority owned by SLA IV, which is a wholly owned subsidiary of SBLA II, which is a wholly owned subsidiary of SBLA Latin America Fund LLC (“Latin America Fund”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 8 of 15

1	NAMES OF REPORTING PERSONS
Delaware Project 11 L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO (Delaware limited liability company)

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by Sponsor, a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings, which is controlled and majority owned by SLA IV, which is a wholly owned subsidiary of SBLA II, which is a wholly owned subsidiary of Latin America Fund, which is a wholly owned subsidiary of Delaware Project 11 L.L.C. (“Project 11”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 9 of 15

1	NAMES OF REPORTING PERSONS
SoftBank Group Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Japan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
5,660,000 (1)

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
5,660,000 (1)

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,660,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
19.7% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)
Consists of 5,660,000 Class A Ordinary Shares acquirable upon conversion of 5,660,000 Class B Ordinary Shares owned directly by Sponsor, a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings, which is controlled and majority owned by SLA IV, which is a wholly owned subsidiary of SBLA II, which is a wholly owned subsidiary of Latin America Fund, which is a wholly owned subsidiary of Project 11, which is a wholly owned subsidiary of SoftBank Group Corp. (“SoftBank”).

(2)
Based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

CUSIP No. G54094100	SCHEDULE 13G	Page 10 of 15

Item 1.

a)	Name of Issuer:

LDH Growth Corp I (the “Issuer”)

b)	Address of Issuer’s Principal Executive Offices:

200 S. Biscayne Blvd, 19th Floor
Miami, FL 33131

Item 2.

a)	Name of Person Filing:

This statement is filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

1)	LDH Sponsor LLC (“Sponsor”)

2)	Latin America Digital Holdings Ltd. (“LADH”)

3)	SBLA Holdings (Cayman) LP (“SBLA Holdings”)

4)	SLA Investments IV LLC (“SLA IV”)

5)	SBLA Investments II LLC (“SBLA II”)

6)	SBLA Latin America Fund LLC (“Latin America Fund”)

7)	Delaware Project 11 L.L.C. (“Project 11”)

8)	SoftBank Group Corp. (“SoftBank”)

b)	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Reporting Persons is as follows:

Sponsor: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

LADH: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

SBLA Holdings: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

SLA IV: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

SBLA II: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

Latin America Fund: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

Project 11: 200 S. Biscayne Blvd, 19th Floor, Miami, FL 33131

SoftBank: 1-7-1 Kaigan, Minato-ku, Tokyo, 105-7537, Japan

c)	Citizenship:

Sponsor: Delaware limited liability company

LADH: exempted company incorporated in the Cayman Islands with limited liability

SBLA Holdings: Cayman Islands exempted limited partnership

SLA IV: Delaware limited liability company

CUSIP No. G54094100	SCHEDULE 13G	Page 11 of 15

SBLA II: Delaware limited liability company

Latin America Fund: Delaware limited liability company

Project 11: Delaware limited liability company

SoftBank:  stock corporation organized under the laws of Japan

d)	Titles of Classes of Securities:

Class A Ordinary Shares, par value $0.0001 per share, of the Issuer (“Class A Ordinary Shares”)

e)	CUSIP Number:

G54094100

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a(n):

Not applicable.

Item 4.	Ownership

The following information is provided as of December 31, 2021:

Sponsor has sole voting and sole dispositive power with respect to 5,660,000 Class A Ordinary Shares acquirable by Sponsor upon conversion of 5,660,000 Class B Ordinary Shares, par value $0.0001 per share, of the Issuer (“Class B Ordinary Shares”) held directly by Sponsor. The Class B Ordinary Shares are convertible into Class A Ordinary Shares of the Issuer at any time at the option of the holder on a one-for-one basis and will automatically convert into Class A Ordinary Shares at the time of the Issuer’s initial business combination on a one-for-one basis, in each case, subject to adjustment. As Sponsor is a wholly owned subsidiary of LADH, which is a wholly owned subsidiary of SBLA Holdings, which is controlled and majority owned by SLA IV, which is a wholly owned subsidiary of SBLA II, which is a wholly owned subsidiary of Latin America Fund, which is a wholly owned subsidiary of Project 11, which is a wholly owned subsidiary of SoftBank, each of LADH, SBLA Holdings, SLA IV, SBLA II, Latin America Fund, Project 11 and SoftBank may be deemed to indirectly beneficially own the Class B Ordinary Shares directly beneficially owned by Sponsor.  Each of LADH, SBLA Holdings, SLA IV, SBLA II, Latin America Fund, Project 11 and SoftBank disclaim beneficially ownership of all such Class B Ordinary Shares and the Class A Ordinary Shares acquirable by Sponsor upon conversion of the Class B Ordinary Shares, except to the extent of their respective pecuniary interest.

The following sets forth the beneficial ownership of the Class A Ordinary Shares by each of the Reporting Persons as of December 31, 2021:

a)	Amount beneficially owned:

(i)	Sponsor is the beneficial owner of 5,660,000 Class A Ordinary Shares

(ii)	LADH is the beneficial owner of 5,660,000 Class A Ordinary Shares

(iii)	SBLA Holdings is the beneficial owner of 5,660,000 Class A Ordinary Shares

(iv)	SLA IV is the beneficial owner of 5,660,000 Class A Ordinary Shares

(v)	SBLA II is the beneficial owner of 5,660,000 Class A Ordinary Shares

(vi)	Latin America Fund is the beneficial owner of 5,660,000 Class A Ordinary Shares

(vii)	Project 11 is the beneficial owner of 5,660,000 Class A Ordinary Shares

(viii)	SoftBank is the beneficial owner of 5,660,000 Class A Ordinary Shares

CUSIP No. G54094100	SCHEDULE 13G	Page 12 of 15

b)	Percent of class:

(i)	19.7% for Sponsor;

(ii)	19.7% for LADH;

(iii)	19.7% for SBLA Holdings;

(iv)	19.7% for SLA IV;

(v)	19.7% for SBLA II;

(vi)	19.7% for Latin America Fund;

(vii)	19.7% for Project 11; and

(viii)	19.7% for SoftBank.

The percentages used herein and in the rest of this Schedule 13G are calculated based upon 5,750,000 Class B Ordinary Shares and 23,000,000 Class A Ordinary Shares reported to be outstanding as of November 15, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021 filed with the Securities and Exchange Commission on November 15, 2021.

c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

5,660,000 shares for Sponsor;

5,660,000 shares for LADH;

5,660,000 shares for SBLA Holdings;

5,660,000 shares for SLA IV;

5,660,000 shares for SBLA II;

5,660,000 shares for Latin America Fund;

5,660,000 shares for Project 11; and

5,660,000 shares for SoftBank.

(ii)	Shared power to vote or to direct the vote:

0 shares for Sponsor;

0 shares for LADH;

0 shares for SBLA Holdings;

0 shares for SLA IV;

0 shares for SBLA II;

0 shares for Latin America Fund;

0 shares for Project 11; and

0 shares for SoftBank.

CUSIP No. G54094100	SCHEDULE 13G	Page 13 of 15

(iii)	Sole power to dispose or to direct the disposition of:

5,660,000 shares for Sponsor;

5,660,000 shares for LADH;

5,660,000 shares for SBLA Holdings;

5,660,000 shares for SLA IV;

5,660,000 shares for SBLA II;

5,660,000 shares for Latin America Fund;

5,660,000 shares for Project 11; and

5,660,000 shares for SoftBank.

(iv)	Shared power to dispose or to direct the disposition of:

0 shares for Sponsor;

0 shares for LADH;

0 shares for SBLA Holdings;

0 shares for SLA IV;

0 shares for SBLA II;

0 shares for Latin America Fund;

0 shares for Project 11; and

0 shares for SoftBank.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

CUSIP No. G54094100	SCHEDULE 13G	Page 14 of 15

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 17, 2022

SOFTBANK GROUP CORP.

/s/ Natsuko Ohga
Name: Natsuko Ohga
Title: Head of Corporate Legal

LDH SPONSOR LLC

By:	/s/ Christopher Cooper
Name: Christopher Cooper
Title: Manager

LATIN AMERICA DIGITAL HOLDINGS LTD.

/s/ Christopher Cooper
Name: Christopher Cooper
Title: Director

SBLA HOLDINGS (CAYMAN) L.P.

By: SoftBank Latin America Fund GP (Cayman) Ltd., its General Partner

/s/ Christopher Cooper
Name: Christopher Cooper
Title: Director

SLA INVESTMENTS IV LLC

/s/ Christopher Cooper
Name: Christopher Cooper
Title: Manager

SBLA INVESTMENTS II LLC

/s/ Christopher Cooper
Name: Christopher Cooper
Title: Manager

SBLA LATIN AMERICA FUND LLC

/s/ Christopher Cooper
Name: Christopher Cooper
Title: Manager

DELAWARE PROJECT 11 L.L.C.

/s/ Christopher Cooper
Name: Christopher Cooper
Title: Manager

15